Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations
& Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION ANNOUNCES SALE OF 3,000,000 SHARES OF COMMON STOCK BY STOCKHOLDER

BLOOMFIELD HILLS, Michigan, November 1, 2010 — TriMas Corporation (NASDAQ: TRS) today announced that Heartland Industrial Associates, L.L.C., has agreed to sell 3,000,000 shares of its common stock to Goldman, Sachs & Co. All net proceeds from the sale of the common stock will be received by the selling stockholder. TriMas Corporation will not receive any of the proceeds.

The shares are being sold by the selling stockholder in an at-the-market offering pursuant to an effective shelf registration statement.

The copy of the prospectus relating to these securities may be obtained, when available, from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, or by emailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, TriMas Corporation’s common stock or any other securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2009, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries.

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